SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-52940

Date of Report: September 6, 2011

AMERICAN NANO SILICON TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

California	33-0726410
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

1 Nangan Dao Chunfei Road, Jialing District, Nanchong, Sichuan, P.R. China	637005
(Address of principal executive offices)	(Zip Code)

86-817-3634888
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets
Item 3.02                      Unregistered Sale of Equity Securities
Item 5.02                      Compensatory Arrangements of Certain Officers

On September 6, 2011 American Nano Silicon Technologies, Inc. (the “Registrant”) acquired the minority interest in its subsidiary corporations from Pu Fachun, who is the Registrant’s Chief Executive Officer.  In exchange for those interests, the Registrant issued to Mr. Pu 1,650,636 shares of the Registrant’s common stock.  The issued shares represented five percent of the outstanding shares after the issuance.  That number of shares were issued because the equity interests acquired represented five percent of the equity in the Registrant’s subsidiaries.

On the same date the Registrant entered into an agreement with Pu Fachun and four other individuals who had loaned a total of $1,869,906 to the Registrant at various times between July 2008 and July 2011.  Pursuant to the agreement, the Registrant satisfied the debts in full by issuing shares of its common stock valued at $.60 per share.  504,178 shares were issued to Mr. Pu; 2,612,332 shares were issued in aggregate to the other four lenders.  The issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) under the Act, since the issuance was not made in connection with a public offering and was made to investors who were sophisticated and were taking the shares for investment.

On the same date the Registrant’s Board of Directors granted options to purchase a total of 800,000 shares of the Registrant’s common stock.  The options have a term of five years and an exercise price of $.10 per share.  The options were issued to 67 employees of the Registrant or its subsidiaries.  Included among the grantees were the following individuals who are officers or directors of the Registrant:

Grantee	Position	Options Granted
Pu Fachun	CEO, CFO	75,000
Zhang Liwei	Director, employee	50,000
Zhang Changlong	Director, employee	30,000
He Ping	Independent Director	10,000
Lü Shuming	Independent Director	10,000
Liu Dechun	Independent Director	10,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Nano Silicon Technologies, Inc.
Dated: September 12, 2011	By:	/s/ Pu Fachun
Pu Fachun
Chief Executive Officer